UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TEXAS PACIFIC LAND CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 25, 2026, Texas Pacific Land Corporation (the “Company”) published a letter to stockholders (the “Stockholder Letter”) regarding the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Stockholder Letter is available free of charge at www.proxyvote.com. A copy of the Stockholder Letter is provided below.

September 25, 2026

Dear Fellow TPL Stockholder,

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Texas Pacific Land Corporation (“TPL,” “we,” “our,” “us” or the “Company”) is scheduled to be held on November 5, 2026. We encourage your participation and—as always—welcome your input.

On the ballot for the Annual Meeting, you will find customary proposals to approve the election of directors, the compensation paid to our named executive officers and the ratification of our independent registered public accounting firm. Your support for these proposals helps ensure stability and continuity of oversight and governance which, in turn, supports our goal of delivering long-term value.

Additionally, at this year’s Annual Meeting, you will have another opportunity to shape the organization and governance of the Company. TPL’s Board of Directors (the “Board”) is seeking your approval for a proposal to convert TPL from a corporation organized under the laws of Delaware to a corporation organized under the laws of Texas (the “Texas Redomestication”).

Texas is one of the world’s largest economies and is widely recognized as one of the most business-friendly states in the country. Over the last several years, the State of Texas has developed a common-sense legal framework that emphasizes practical and efficient governance and adopted policies that support investment, job creation and innovation. In our view, recent changes in Texas law, which created a specialized business court as a modern, efficient alternative to Delaware’s Chancery Court and increased clarity of key legal concepts, offer Texas-domiciled corporations clear advantages over those incorporated in Delaware.

Perhaps no other company should more naturally be incorporated in Texas than TPL. TPL’s roots in the state date back to 1888, when the Company was organized as Texas Pacific Land Trust to receive and hold title to extensive tracts of land that were previously property of the Texas and Pacific Railway Company. Today, TPL is one of the largest landowners in the State of Texas, with approximately 894,000 acres across 23 counties.

TPL’s connection to Texas runs deep. The Company’s physical headquarters, business operations, executive management team and employees are based in Texas; the Company’s Board meetings and annual stockholders’ meetings have historically been held in Texas; and virtually all of the Company’s land holdings, which are the foundation of our business and the source of the value we have created for stockholders, are located in Texas. In contrast, other than its state of incorporation, TPL has no meaningful presence in Delaware. Operationally and practically, Texas is TPL’s home.

Importantly, the Texas Redomestication would also preserve important stockholder rights and protections that we have adopted in recent years and that exist under our current charter and bylaws. Elections of directors would continue to be held annually and determined by a majority of votes cast standard; stockholders would retain the ability to call special meetings, nominate alternative director candidates and submit proposals for consideration; and stockholders would continue to be able to amend the Company’s bylaws, and approve amendments to the charter, with a simple majority vote.

The Board believes that redomesticating in Texas would formalize and strengthen the Company’s deep and longstanding connection and commitment to the State of Texas, align the Company’s governance and legal framework with its culture, history, identity, strategic position and physical home and, ultimately, best position the Company to deliver long-term value to stockholders. We urge you to support the Company by voting “FOR” the Texas Redomestication Proposal (Proposal 4) and each of the proposals on the ballot at the Annual Meeting.

Thank you for your investment in and continued support of TPL.

Sincerely,

The Texas Pacific Land Corporation Board of Directors

Important Information About the Annual Meeting and Where to Find It

In connection with the Annual Meeting, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on September 25, 2026. In addition, the Company may also file other relevant documents with the SEC regarding the Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Proxy Statement and other relevant documents have been or will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the Proxy Statement and other documents filed by the Company at its website, www.texaspacific.com, or at the SEC’s website, www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of Investor Relations, 2699 Howell Street, Suite 800, Dallas, Texas 75204 or by calling (214) 969-5530.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 18, 2026. To the extent holdings of common stock by the Company’s directors and executive officers have changed from the amounts of common stock held by such persons as reflected in the Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Proxy Statement.